Exhibit 10.3

AOL INC.

SEGMENT PERFORMANCE SHARE UNITS (“SPSUs”)

UNDER THE AOL INC. 2010 STOCK INCENTIVE PLAN

SPSU TERMS AND CONDITIONS

These Segment Performance Share Unit Terms and Conditions, as amended from time to time (“Terms and Conditions”), apply to the award of SPSUs (each an “SPSU Award”) granted under the AOL Inc. 2010 Stock Incentive Plan, as amended from time to time (the “Plan”). An SPSU Award shall be deemed to be an “Other Stock-Based Award” granted pursuant to Section 9 of the Plan. An SPSU Award is intended to satisfy the applicable provisions of Section 162(m) of the Code with respect to an SPSU Award granted to a Covered Employee. Each SPSU Award is subject to these Terms and Conditions and the terms, definitions and provisions of the Plan and applicable Notice of Grant and SPSU Award Agreement. Capitalized terms that are used in these Terms and Conditions, but are not defined, shall have the meanings ascribed to them in the Plan or the applicable SPSU Award Agreement.

1.	Certain Defined Terms.

(a) “ABP” means the AOL Inc. Annual Bonus Plan established annually that provides participants with the opportunity to receive cash incentives based upon annual performance, as such plan may be amended from time to time.

(b) “Covered Employee” means any Participant who is (or who may be reasonably be expected to become) a “covered employee” within the meaning of Section 162(m).

(c) “Employee” means any employee of the Company or one of its Affiliates, whether such employee is so employed at the time these Terms and Conditions are adopted or becomes so employed subsequent to their adoption.

(d) “Participant” means an Employee who has been granted an SPSU Award under the Plan which remains outstanding.

(e) “Plan” means the AOL Inc. 2010 Stock Incentive Plan, as amended from time to time.

(f) “Section 162(m)” shall mean Section 162(m) of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(g) “SPSU” means one notional unit equal in value to one Share, payable in cash or Shares in accordance with the provisions of these Terms and Conditions, the Plan and the applicable Notice of Grant and SPSU Award Agreement.

(h) “SPSU Award” means an award of SPSUs in respect of a performance period awarded to a Participant in accordance with the Plan, these Terms and Conditions and the terms of the Notice of Grant and SPSU Award Agreement relating to such SPSU Award.

(i) “SPSU Award Agreement” means the written agreement evidencing an SPSU Award granted under the Plan pursuant to these Terms and Conditions. Each SPSU Award Agreement shall be subject to these Terms and Conditions and the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

2.	Eligibility and Participation

(a) Any Employee of the Company or one of its Affiliates shall be eligible to be granted SPSU Awards under the Plan. The Committee in its sole discretion shall select Employees eligible to receive SPSU Awards.

(b) A Participant shall not be entitled to participate and shall cease participation in any other cash incentive plan or program of the Company or an Affiliate with respect to any performance period beginning on or after January 1, 2013 (other than the ABP, the Company’s Annual Incentive Plan for Executive Officers and the Plan), including but not limited to sales incentive bonus plans, performance programs, and revenue or other performance plans, except as the Committee may otherwise provide in the terms of a Participant’s SPSU Award. In the event of a conflict between these Terms and Conditions and any plan or program of the Company or an Affiliate or a Participant’s employment agreement or offer letter with the Company, these Terms and Conditions will control.

3.	Administration

(a) The Committee shall have the full power and authority to make, and establish the terms and conditions of, any SPSU Award, consistent with the provisions of the Plan and these Terms and Conditions. The Committee is authorized to interpret these Terms and Conditions, to establish, amend and rescind any rules and regulations relating to these Terms and Conditions, and to make any other determinations that it deems necessary or desirable for the administration of the SPSU Awards, and may delegate such authority, as it deems appropriate, consistent with the provisions of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, these Terms and Conditions or in any SPSU Award Agreement or Notice of Grant in the manner and to the extent it shall deem necessary or appropriate, consistent with the terms of the Plan. Any decision of the Committee in the interpretation and administration of these Terms and Conditions, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(b) Pursuant to the Plan, the Committee has delegated its administrative authority with respect to SPSU Awards granted to Participants other than Covered Employees concurrently to the Company’s Chief Executive Officer, subject to the terms, conditions, limitations and guidelines as the Committee may establish in its sole discretion from time to time. References to the Committee shall mean the Chief Executive Officer if he is working within the scope of such delegated authority. Such delegation of authority shall not restrict the

Committee from taking action regarding any matter within the scope of such delegation. Any SPSU Awards to Covered Employees will be granted, administered, and interpreted exclusively by the Committee. The Committee may not delegate its powers and duties with respect to the SPSU Awards in a manner as would cause the Plan or these Terms and Conditions not to comply with the requirements of Section 162(m).

4.	SPSU Awards

(a) The Committee is hereby authorized to grant SPSU Awards subject to the terms of these Terms and Conditions and the Plan. The Committee shall determine, in its sole discretion, the number of SPSUs subject to any SPSU Award and may impose such conditions on the grant of SPSU Awards as it deems appropriate. Each SPSU Award will be evidenced by a Notice of Grant and an SPSU Award Agreement. The Notice of Grant shall specify the number of SPSUs subject to the SPSU Award.

(b) An SPSU Award shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more performance goals during such performance periods as the Committee may establish. The performance goals to be achieved during any performance period, the length of any performance period and any other terms and conditions of any SPSU Award shall be determined by the Committee. Except as provided in Section 4(c) below, the Committee, or its delegate, may, in its discretion, reduce or increase the amount of a payout achieved and otherwise to be paid in connection with an SPSU Award. The Committee may establish different performance periods or different performance goals for each Participant.

(c) SPSU Awards that are granted to Covered Employees and that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m), to the extent required by Section 162(m), shall be conditioned solely on the achievement of one or more objective performance goals established by the Committee within the time prescribed by Section 162(m), and shall otherwise comply with the requirements of Section 162(m), as described below.

(i) Timing of Designations; Setting of Performance Goals. For each SPSU Award intended to be “qualified performance-based compensation,” the Committee shall, not later than 90 days after the beginning of each performance period, (i) designate all Participants that are Covered Employees for such performance period and (ii) establish in writing the objective performance goals based on one or more of the performance criteria listed in Section 9(b) of the Plan; provided, however, that, with respect to such performance goals, the outcome is substantially uncertain at the time the Committee actually establishes each performance goal.

(ii) Certification. Following the close of each performance period and prior to the vesting or payment of any amount to a Participant with respect to an SPSU Award, the Committee shall certify in writing as to the attainment of all factors upon which any payments to a Participant for that performance period are to be based.

(iii) Payment of SPSU Awards. The Committee may, in its discretion, reduce the amount of a payout achieved and otherwise to be paid in connection with an SPSU Award intended to be “qualified performance-based compensation” under Section 162(m), but may not exercise discretion to increase such amount.

5.	Adjustments to Performance Goals

The Committee may adjust the performance goals following the grant of an SPSU Award for any reason, including to reflect a change in corporate capitalization (such as a stock split or stock dividend) or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, or change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature. The Committee shall make the foregoing adjustments with respect to a Covered Employee’s SPSU Awards in a manner that the Committee deems appropriate on account of the occurrence of one of the events listed in this Section 5 in order to avoid the dilution or enlargement of a Participant’s rights under such SPSU Award, provided that the adjustment(s) otherwise conform to the requirements of Section 162(m) to preserve the treatment of such SPSU Award as “performance-based compensation” within the meaning of Section 162(m).

6.	Acknowledgement of Award

A Participant will not be entitled to any SPSU Award or any benefit of the Plan unless the Participant acknowledges and agrees to be bound by these Terms and Conditions, the Plan and the terms of the Notice of Grant and SPSU Award Agreement. By executing the Notice of Grant, each Participant shall be deemed conclusively to have agreed with and consented to these Terms and Conditions and the terms of the Plan, the Notice of Grant and the SPSU Award Agreement.

7.	Settlement of SPSU Awards

(a) The SPSU Award Agreement relating to an SPSU Award (i) shall specify whether such award may be settled in Shares or cash, or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive dividend equivalents and/or share in other distributions to the Company’s stockholders with respect to the number of SPSUs subject to such SPSU Award.

(b) If an SPSU Award is settled in Shares, such Shares shall be issued in accordance with the Plan and shall reduce the Share Authorization as provided in Section 3 of the Plan. SPSU Awards settled in cash shall not reduce the Share Authorization. No fractional Shares may be issued in whole or partial settlement of an SPSU Award.

8.	Restrictions on Benefits.

(a) Each Participant acknowledges that a Participant’s continued employment with the Company and its Affiliates and a grant of an SPSU Award are sufficient consideration for the restrictions imposed upon a Participant by this Section 8 and provide benefits to which the Participant would not otherwise be entitled to enjoy.

(b) In consideration of benefits described in these Terms and Conditions and in the Notice of Grant and SPSU Award Agreement evidencing an SPSU Award, and in recognition that a Participant, as a result of employment with the Company, has had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company, each Participant agrees, as a material condition to the receipt of benefits described in these Terms and Conditions and in the Notice of Grant and SPSU Award Agreement evidencing an SPSU Award and for purposes of satisfying all the conditions for becoming entitled to enjoy the benefits described herein, to abide by the Participant’s Confidentiality and Invention Assignment Agreement or Confidentiality, Non-Competition and Proprietary Rights Agreement, as applicable, the Company’s Standards of Business Conduct, and any confidentiality agreement, employment agreement or offer letter between the Company or any of its Affiliates and the Participant. In addition, each Participant agrees that while a Participant is employed by the Company and for twelve (12) months following termination of his/her employment for any reason, a Participant shall not, directly or indirectly, except as a shareholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national securities exchange, participate in the ownership, control, or management of, or perform any services for or be employed by (i) Time Warner, Inc., Yahoo!, Inc., Google, Inc., including its YouTube subsidiary, Microsoft Corporation, IAC/Interactive Corp., News Corp, Facebook, Inc., LinkedIn Corporation, Yelp Inc. and Twitter Inc., or (ii) without the written consent of the Chief Executive Officer or the General Counsel of the Company, any entity that engages in any line of business that is substantially the same as any line of business which the Company engages in, conducts or, to Participant’s knowledge, has definitive plans to engage in or conduct, and has not ceased to engage in or conduct, or any of their respective subsidiaries, affiliates or successors (any such entity identified by Section 8(a)(ii) is a “Competitive Entity”). Notwithstanding the preceding, in order to be considered a Competitive Entity, the entity must derive fifty percent (50%) or more of its total annual revenues from substantially similar products and services offered by the Company.

(c) Remedies for Breach of These Covenants.

(i) Each Participant agrees that if the Company determines a Participant has violated any provisions of Section 8(b), then the Participant’s right to the payment under the terms of the SPSU Award shall not have been earned since the Participant will not have satisfied all of the conditions for becoming entitled to enjoy the benefits provided under the SPSU Award and the SPSU Award, whether or not characterized as otherwise “earned” and/or “vested” or not, will be immediately terminated and cancelled, and the Participant shall immediately return to the Company the Company Shares equal to the number of Shares delivered in settlement of such vested SPSUs if such SPSUs were settled in Shares or Participant shall pay cash equal to the value of cash paid to Participant in settlement of such vested SPSUs if such payment was made in cash.

(ii) Each Participant acknowledges and agrees that any breach of a Participant’s obligations in Section 8(b) will cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in additional to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of a Participant’s obligations hereunder to the fullest extent not prohibited by law.

(d) Enforceability of These Covenants.

(i) Each Participant acknowledges that the services to be performed by the Participant pursuant to their employment with the Company are of a special, unique, unusual, extraordinary and intellectual character. Each Participant further acknowledges that the business of the Company is international in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of a Participant’s services, position and expertise are such that a Participant is capable of competing with the Company from nearly any location in the world.

(ii) Each Participant acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidential information, trade secrets and the goodwill of the Company and to protect the other legitimate business interests of the Company and are not unduly restrictive on a Participant. Each Participant acknowledges that the covenants contained in this Section 8 shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each applicable state of the United States and each country of the world.

(iii) It is the desire and intent of each Participant and the Company that the provisions of this Section 8 be enforced to the fullest extent permissible under the governing laws and public policies of the State of New York, and to the extent applicable, each jurisdiction in which enforcement is sought. Accordingly, if any provision of these Terms and Conditions or any provision deemed to be included herein shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of a Participant or the Company, shall be deemed amended to delete or to modify (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

9.	Rights with Respect to SPSUs

The SPSU Award and the SPSUs granted thereunder do not and shall not give a Participant any of the rights and privileges of a stockholder. A Participant’s rights with respect to the SPSU Award or the SPSUs granted thereunder remain forfeitable at all times prior to the date on which such rights become vested and fully earned and unrestricted in accordance with these Terms and Conditions, the Plan and the terms of the applicable Notice of Grant and SPSU Award Agreement.

10.	Forfeiture of SPSU Awards and Recoupment of Gains

All SPSU Awards shall be subject to forfeiture or other penalties pursuant to the Company’s Clawback Policy, as amended from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement.

11.	Successors and Assigns

The Terms and Conditions shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Amendment or Termination

The Committee may amend, alter, suspend, discontinue or terminate these Terms and Conditions at any time, consistent with the provisions of the Plan. The Committee may amend, alter, suspend, discontinue or terminate any outstanding SPSU Award, prospectively or retroactively, but no such action may materially adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.

13.	Interpretations

These Terms and Conditions are subject in all respects to the terms of the Plan. In the event that any provision of these Terms and Conditions is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question concerning administration or interpretation arising under these Terms and Conditions shall be determined by the Committee or its delegate, and such determination shall be final and conclusive upon all parties in interest.

14.	Choice of Law

These Terms and Conditions and any Notice of Grant and SPSU Award Agreement evidencing an SPSU Award shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York without regard to the principles of conflicts of law. Each Participant consents to personal jurisdiction in the state and federal courts of the State of New York in any proceeding concerning an SPSU Award. Any and all disputes between a Participant and the Company or any Affiliate relating to an SPSU Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

15.	Section 409A Compliance

The payments hereunder in settlement of the SPSU Awards are intended to be exempt from the provisions of Section 409A of the Code, as all such payments will be made no later than the 15th day of the third month after the later of (i) the first calendar year in which the Participant’s right to the payment is no longer subject to a substantial risk of forfeiture or (ii) the first taxable year of the Company in which the Participant’s right to payment is no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, none of the Company, its Affiliates, or any of their officers, directors, employees or representatives shall be liable to the Participant for any interest, taxes or penalties resulting from non-compliance with Section 409A of the Code.